UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2015 (July 22, 2015)

Simon Property Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14469	04-6268599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 W. Washington Street

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 636-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

Appointment of Gary M. Rodkin to the Board of Directors

On July 22, 2015, the Board of Directors (the “Board”) of Simon Property Group, Inc. (the “Company”), upon the recommendation of its Governance and Nominating Committee, appointed Mr. Gary M. Rodkin to the Board, with a term to expire at the Company’s 2016 annual meeting of stockholders.  The appointment of Mr. Rodkin increases the size of the Board to eleven members.  Mr. Rodkin has not been appointed to any committees of the Board at this time; however, the Company expects that he will be appointed to one or more Board committees in the future.  There are no arrangements or understandings between Mr. Rodkin and any other persons pursuant to which Mr. Rodkin was appointed a director of the Company.

As a non-employee director, Mr. Rodkin will participate in the non-employee director compensation arrangements described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2015, as modified below.  In addition, it is expected that he will enter into the Company’s standard form of director indemnity agreement.  The form of the indemnity agreement was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 1998 and is incorporated herein by reference.

A copy of the Company’s press release announcing the appointment of Mr. Rodkin to the Board is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference.

ITEM 8.01                                  Other Events

Modifications to Director Compensation

On July 22, 2015, after conducting a year-long market review with respect to other leading companies of similar size to the Company, under the supervision of the Governance and Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, the Board approved changes to the compensation arrangements for the independent directors of the Company.  The Board also eliminated meeting fees with respect to meetings of the Board and its committees in favor of annual retainers, which the Board believes is consistent with market practice.  These are the first changes made to the overall compensation program for the Board’s independent directors since 2007.

The Company will provide each independent director an annual cash retainer of $100,000, and an annual restricted stock award with a grant date value of $150,000.

The Board set annual retainers for the Company’s Audit, Compensation, and Nominating and Governance committee chairs, at $35,000, $35,000 and $25,000, respectively.  The Board also approved fixed annual retainers for service on the Audit, Compensation and Nominating and Governance committees, of $15,000, $15,000, and $10,000, respectively.  The Board also set the annual retainer for the lead director at $50,000.  These retainers will be paid 50% in cash and 50% in restricted stock.

All such modifications will be effective immediately.

Modifications to Stock Ownership Guidelines

Also on July 22, 2015, the Board approved modifications to the Company’s stock ownership guidelines for its independent directors.  These modifications were the result of a market review, conducted at the same time as the review of independent director compensation, with respect to other leading companies of similar size to the Company, under the supervision of the Governance and Nominating Committee and upon recommendation of the Company’s independent compensation consultant.  The Company has determined that it is advisable for its independent directors to retain a fixed dollar amount of Company common stock as opposed to a fixed number of common shares.  Effective immediately, the stock ownership guideline for each of the Company’s independent directors will be $850,000 worth of common stock of the Company (or the equivalent amount of limited partnership units of the Company’s operating partnership subsidiary).  The prior guideline was ownership of 5,000 shares of the Company’s common stock (or an equivalent amount of units of the Company’s operating partnership subsidiary).  All of the Board’s current independent directors, other than Mr. Rodkin, comply with the new guideline.  New independent directors, like Mr. Rodkin, will have up to six years to comply with the new guideline.  The Company may grant exceptions on a case by case basis.

Like the old guidelines, the new guidelines require independent directors to hold vested restricted stock awards received as compensation for their service on the Board and its committees, together with all dividends paid on such awards utilized to purchase additional shares of the Company’s common stock, in the director account of the Company deferred compensation plan until the director retires, dies or becomes disabled or otherwise no longer serves as a director.

ITEM 9.01                                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 99.1	Press release, dated July 22, 2015, issued by Simon Property Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2015

SIMON PROPERTY GROUP, INC.

	By:	/s/ James M. Barkley
		Name:	James M. Barkley
		Title:	General Counsel and Secretary